================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13D/A

                    Under the Securities Exchange Act of 1934


                                (Amendment No. 1)

                         ------------------------------

                                  LIN TV CORP.
                                (Name of Issuer)

Class A Common Stock, par value $.01 per share             532774 10 6
        (Title of class of securities)                    (CUSIP number)

                                 Thomas O. Hicks
                         200 Crescent Court, Suite 1600
                               Dallas, Texas 75201
                                 (214) 740-7300
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                   Copies to:

       Gregory M. Schmidt                               Jeffrey B. Hitt
          LIN TV Corp.                             Weil, Gotshal & Manges LLP
Four Richmond Square, Suite 200                  100 Crescent Court, Suite 1300
 Providence, Rhode Island 02906                       Dallas, Texas 75201
         (401) 454-2880                                  (214) 746-7700

                                  July 15, 2002
             (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box
[ ].

                         (Continued on following pages)

                              (Page 1 of 60 Pages)


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
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
------------------------------------------------------------- ------------ ---------------------------------------------------------
CUSIP No.  532774 10 6                                            13D                                                  Page 2 of 60
------------------------------------------------------------- ------------ ---------------------------------------------------------

------------------------ -- --------------------------------------------------------------------------------------------------------
           1                NAME OF REPORTING PERSON                         MR. THOMAS O. HICKS
                            I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON (ENTITIES ONLY)*
------------------------ -- --------------------------------------------------------------------------------------------------------
           2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                (a) [ ]
                                                                                                             (b) [X]
------------------------ -- --------------------------------------------------------------------------------------------------------
           3                SEC USE ONLY
------------------------ -- --------------------------------------------------------------------------------------------------------
           4                SOURCE OF FUNDS:                                                  OO, SC (see Item 3)
------------------------ -- --------------------------------------------------------------------------------------------------------
           5                CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):     [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
           6                CITIZENSHIP OR PLACE OF ORGANIZATION:                                         UNITED STATES
------------------------ -- --------------------------------------------------------------------------------------------------------
                                    7               SOLE VOTING POWER:                                        1,964
       NUMBER OF
         SHARES          -- --------------------------------------------------------------------------------------------------------
                                    8               SHARED VOTING POWER:                                    23,702,376
      BENEFICIALLY                                                                                         (see Item 5)
        OWNED BY         -- --------------------------------------------------------------------------------------------------------
                                    9               SOLE DISPOSITIVE POWER:                                   1,964
          EACH
       REPORTING         -- --------------------------------------------------------------------------------------------------------
                                    10              SHARED DISPOSITIVE POWER:                               23,702,376
      PERSON WITH                                                                                          (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          11                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                        23,704,340
                                                                                                           (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          12                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                           [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
          13                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        47.59%
                                                                                                                    (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          14                TYPE OF REPORTING PERSON:                              IN
------------------------ -- --------------------------------------------------------------------------------------------------------
* Voluntary, not mandatory.
------------------------------------------------------------------------------------------------------------------------------------


                                       2
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------------------------------------------------------------- ------------ ---------------------------------------------------------
CUSIP No.  532774 10 6                                            13D                                                  Page 3 of 60
------------------------------------------------------------- ------------ ---------------------------------------------------------

------------------------ -- --------------------------------------------------------------------------------------------------------
           1                NAME OF REPORTING PERSON                         HICKS, MUSE, TATE & FURST
                            I.R.S. IDENTIFICATION NO.                        EQUITY FUND III, L.P.
                            OF ABOVE PERSON (ENTITIES ONLY)*
------------------------ -- --------------------------------------------------------------------------------------------------------
           2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                (a) [ ]
                                                                                                             (b) [X]
------------------------ -- --------------------------------------------------------------------------------------------------------
           3                SEC USE ONLY
------------------------ -- --------------------------------------------------------------------------------------------------------
           4                SOURCE OF FUNDS:                                                  SC (see Item 3)
------------------------ -- --------------------------------------------------------------------------------------------------------
           5                CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):     [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
           6                CITIZENSHIP OR PLACE OF ORGANIZATION:                                            DELAWARE
------------------------ -- --------------------------------------------------------------------------------------------------------
                                    7               SOLE VOTING POWER:                                            0
       NUMBER OF
         SHARES          -- --------------------------------------------------------------------------------------------------------
                                    8               SHARED VOTING POWER:                                    18,122,110
      BENEFICIALLY                                                                                         (see Item 5)
        OWNED BY         -- --------------------------------------------------------------------------------------------------------
                                    9               SOLE DISPOSITIVE POWER:                                       0
          EACH
       REPORTING         -- --------------------------------------------------------------------------------------------------------
                                    10              SHARED DISPOSITIVE POWER:                               18,122,110
      PERSON WITH                                                                                          (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          11                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                        18,122,110
                                                                                                           (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          12                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                      [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
          13                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        36.38%
                                                                                                                    (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          14                TYPE OF REPORTING PERSON:                              PN
------------------------ -- --------------------------------------------------------------------------------------------------------
* Voluntary, not mandatory.
------------------------------------------------------------------------------------------------------------------------------------

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
------------------------------------------------------------- ------------ ---------------------------------------------------------
CUSIP No.  532774 10 6                                            13D                                                  Page 4 of 60
------------------------------------------------------------- ------------ ---------------------------------------------------------

------------------------ -- --------------------------------------------------------------------------------------------------------
           1                NAME OF REPORTING PERSON                         HM3/GP PARTNERS, L.P.
                            I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON (ENTITIES ONLY)*
------------------------ -- --------------------------------------------------------------------------------------------------------
           2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                (a) [ ]
                                                                                                             (b) [X]
------------------------ -- --------------------------------------------------------------------------------------------------------
           3                SEC USE ONLY
------------------------ -- --------------------------------------------------------------------------------------------------------
           4                SOURCE OF FUNDS:                                                  SC (see Item 3)
------------------------ -- --------------------------------------------------------------------------------------------------------
           5                CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):     [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
           6                CITIZENSHIP OR PLACE OF ORGANIZATION:                                             TEXAS
------------------------ -- --------------------------------------------------------------------------------------------------------
                                    7               SOLE VOTING POWER:                                            0
       NUMBER OF
         SHARES          -- --------------------------------------------------------------------------------------------------------
                                    8               SHARED VOTING POWER:                                    18,122,110
      BENEFICIALLY                                                                                         (see Item 5)
        OWNED BY         -- --------------------------------------------------------------------------------------------------------
                                    9               SOLE DISPOSITIVE POWER:                                       0
          EACH
       REPORTING         -- --------------------------------------------------------------------------------------------------------
                                    10              SHARED DISPOSITIVE POWER:                               18,122,110
      PERSON WITH                                                                                          (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          11                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                        18,122,110
                                                                                                           (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          12                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                      [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
          13                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        36.38%
                                                                                                                    (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          14                TYPE OF REPORTING PERSON:                              PN
------------------------ -- --------------------------------------------------------------------------------------------------------
* Voluntary, not mandatory.
------------------------------------------------------------------------------------------------------------------------------------

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
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------------------------------------------------------------- ------------ ---------------------------------------------------------
CUSIP No.  532774 10 6                                            13D                                                  Page 5 of 60
------------------------------------------------------------- ------------ ---------------------------------------------------------

------------------------ -- --------------------------------------------------------------------------------------------------------
           1                NAME OF REPORTING PERSON                         HICKS MUSE GP PARTNERS III, L.P.
                            I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON (ENTITIES ONLY)*
------------------------ -- --------------------------------------------------------------------------------------------------------
           2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                (a) [ ]
                                                                                                             (b) [X]
------------------------ -- --------------------------------------------------------------------------------------------------------
           3                SEC USE ONLY
------------------------ -- --------------------------------------------------------------------------------------------------------
           4                SOURCE OF FUNDS:                                                  SC (see Item 3)
------------------------ -- --------------------------------------------------------------------------------------------------------
           5                CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):     [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
           6                CITIZENSHIP OR PLACE OF ORGANIZATION:                                             TEXAS
------------------------ -- --------------------------------------------------------------------------------------------------------
                                    7               SOLE VOTING POWER:                                            0
       NUMBER OF
         SHARES          -- --------------------------------------------------------------------------------------------------------
                                    8               SHARED VOTING POWER:                                    18,672,650
      BENEFICIALLY                                                                                         (see Item 5)
        OWNED BY         -- --------------------------------------------------------------------------------------------------------
                                    9               SOLE DISPOSITIVE POWER:                                       0
          EACH
       REPORTING         -- --------------------------------------------------------------------------------------------------------
                                    10              SHARED DISPOSITIVE POWER:                               18,672,650
      PERSON WITH                                                                                          (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          11                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                        18,672,650
                                                                                                           (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          12                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                      [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
          13                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        37.49%
                                                                                                                    (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          14                TYPE OF REPORTING PERSON:                              PN
------------------------ -- --------------------------------------------------------------------------------------------------------
* Voluntary, not mandatory.
------------------------------------------------------------------------------------------------------------------------------------

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
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------------------------------------------------------------- ------------ ---------------------------------------------------------
CUSIP No.  532774 10 6                                            13D                                                  Page 6 of 60
------------------------------------------------------------- ------------ ---------------------------------------------------------

------------------------ -- --------------------------------------------------------------------------------------------------------
           1                NAME OF REPORTING PERSON                         HICKS MUSE FUND III INCORPORATED
                            I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON (ENTITIES ONLY)*
------------------------ -- --------------------------------------------------------------------------------------------------------
           2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                (a) [ ]
                                                                                                             (b) [X]
------------------------ -- --------------------------------------------------------------------------------------------------------
           3                SEC USE ONLY
------------------------ -- --------------------------------------------------------------------------------------------------------
           4                SOURCE OF FUNDS:                                                  SC (see Item 3)
------------------------ -- --------------------------------------------------------------------------------------------------------
           5                CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):     [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
           6                CITIZENSHIP OR PLACE OF ORGANIZATION:                                             TEXAS
------------------------ -- --------------------------------------------------------------------------------------------------------
                                    7               SOLE VOTING POWER:                                            0
       NUMBER OF
         SHARES          -- --------------------------------------------------------------------------------------------------------
                                    8               SHARED VOTING POWER:                                    18,672,650
      BENEFICIALLY                                                                                         (see Item 5)
        OWNED BY         -- --------------------------------------------------------------------------------------------------------
                                    9               SOLE DISPOSITIVE POWER:                                       0
          EACH
       REPORTING         -- --------------------------------------------------------------------------------------------------------
                                    10              SHARED DISPOSITIVE POWER:                               18,672,650
      PERSON WITH                                                                                          (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          11                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                        18,672,650
                                                                                                           (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          12                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                      [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
          13                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        37.49%
                                                                                                                    (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          14                TYPE OF REPORTING PERSON:                              CO
------------------------ -- --------------------------------------------------------------------------------------------------------
* Voluntary, not mandatory.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------- ------------ ---------------------------------------------------------
CUSIP No.  532774 10 6                                            13D                                                  Page 7 of 60
------------------------------------------------------------- ------------ ---------------------------------------------------------

------------------------ -- --------------------------------------------------------------------------------------------------------
           1                NAME OF REPORTING PERSON                         HM3 COINVESTORS, L.P.
                            I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON (ENTITIES ONLY)*
------------------------ -- --------------------------------------------------------------------------------------------------------
           2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                (a) [ ]
                                                                                                             (b) [X]
------------------------ -- --------------------------------------------------------------------------------------------------------
           3                SEC USE ONLY
------------------------ -- --------------------------------------------------------------------------------------------------------
           4                SOURCE OF FUNDS:                                                  SC ( see Item 3)
------------------------ -- --------------------------------------------------------------------------------------------------------
           5                CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):     [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
           6                CITIZENSHIP OR PLACE OF ORGANIZATION:                                            DELAWARE
------------------------ -- --------------------------------------------------------------------------------------------------------
                                    7               SOLE VOTING POWER:                                            0
       NUMBER OF
         SHARES          -- --------------------------------------------------------------------------------------------------------
                                    8               SHARED VOTING POWER:                                     550,540
      BENEFICIALLY                                                                                         (see Item 5)
        OWNED BY         -- --------------------------------------------------------------------------------------------------------
                                    9               SOLE DISPOSITIVE POWER:                                       0
          EACH
       REPORTING         -- --------------------------------------------------------------------------------------------------------
                                    10              SHARED DISPOSITIVE POWER:                                550,540
      PERSON WITH                                                                                          (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          11                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                         550,540
                                                                                                           (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          12                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                      [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
          13                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        1.11%
                                                                                                                    (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          14                TYPE OF REPORTING PERSON:                              PN
------------------------ -- --------------------------------------------------------------------------------------------------------
* Voluntary, not mandatory.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------- ------------ ---------------------------------------------------------
CUSIP No.  532774 10 6                                            13D                                                  Page 8 of 60
------------------------------------------------------------- ------------ ---------------------------------------------------------

------------------------ -- --------------------------------------------------------------------------------------------------------
           1                NAME OF REPORTING PERSON                         HICKS, MUSE & CO. PARTNERS, L.P.
                            I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON (ENTITIES ONLY)*
------------------------ -- --------------------------------------------------------------------------------------------------------
           2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                (a) [ ]
                                                                                                             (b) [X]
------------------------ -- --------------------------------------------------------------------------------------------------------
           3                SEC USE ONLY
------------------------ -- --------------------------------------------------------------------------------------------------------
           4                SOURCE OF FUNDS:                                                  00 (see Item 3)
------------------------ -- --------------------------------------------------------------------------------------------------------
           5                CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):     [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
           6                CITIZENSHIP OR PLACE OF ORGANIZATION:                                            DELAWARE
------------------------ -- --------------------------------------------------------------------------------------------------------
                                    7               SOLE VOTING POWER:                                            0
       NUMBER OF
         SHARES          -- --------------------------------------------------------------------------------------------------------
                                    8               SHARED VOTING POWER:                                     123,466
      BENEFICIALLY                                                                                         (see Item 5)
        OWNED BY         -- --------------------------------------------------------------------------------------------------------
                                    9               SOLE DISPOSITIVE POWER:                                       0
          EACH
       REPORTING         -- --------------------------------------------------------------------------------------------------------
                                    10              SHARED DISPOSITIVE POWER:                                123,466
      PERSON WITH                                                                                          (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          11                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                         123,466
                                                                                                           (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          12                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                      [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
          13                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        0.25%
                                                                                                                    (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          14                TYPE OF REPORTING PERSON:                              PN
------------------------ -- --------------------------------------------------------------------------------------------------------
* Voluntary, not mandatory.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------- ------------ ---------------------------------------------------------
CUSIP No.  532774 10 6                                            13D                                                  Page 9 of 60
------------------------------------------------------------- ------------ ---------------------------------------------------------

------------------------ -- --------------------------------------------------------------------------------------------------------
           1                NAME OF REPORTING PERSON                         HM PARTNERS INC.
                            I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON (ENTITIES ONLY)*
------------------------ -- --------------------------------------------------------------------------------------------------------
           2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                (a) [ ]
                                                                                                             (b) [X]
------------------------ -- --------------------------------------------------------------------------------------------------------
           3                SEC USE ONLY
------------------------ -- --------------------------------------------------------------------------------------------------------
           4                SOURCE OF FUNDS:                                                  OO (see Item 3)
------------------------ -- --------------------------------------------------------------------------------------------------------
           5                CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):     [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
           6                CITIZENSHIP OR PLACE OF ORGANIZATION:                                            DELAWARE
------------------------ -- --------------------------------------------------------------------------------------------------------
                                    7               SOLE VOTING POWER:                                            0
       NUMBER OF
         SHARES          -- --------------------------------------------------------------------------------------------------------
                                    8               SHARED VOTING POWER:                                     123,466
      BENEFICIALLY                                                                                         (see Item 5)
        OWNED BY         -- --------------------------------------------------------------------------------------------------------
                                    9               SOLE DISPOSITIVE POWER:                                       0
          EACH
       REPORTING         -- --------------------------------------------------------------------------------------------------------
                                    10              SHARED DISPOSITIVE POWER:                                123,466
      PERSON WITH                                                                                          (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          11                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                         123,466
                                                                                                           (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          12                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                      [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
          13                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):c                                       0.25%
                                                                                                                    (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          14                TYPE OF REPORTING PERSON:                              CO
------------------------ -- --------------------------------------------------------------------------------------------------------
* Voluntary, not mandatory.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------- ------------ ---------------------------------------------------------
CUSIP No.  532774 10 6                                            13D                                                 Page 10 of 60
------------------------------------------------------------- ------------ ---------------------------------------------------------

------------------------ -- --------------------------------------------------------------------------------------------------------
           1                NAME OF REPORTING PERSON                         HICKS, MUSE FUND IV, LLC
                            I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON (ENTITIES ONLY)*
------------------------ -- --------------------------------------------------------------------------------------------------------
           2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                (a) [ ]
                                                                                                             (b) [X]
------------------------ -- --------------------------------------------------------------------------------------------------------
           3                SEC USE ONLY
------------------------ -- --------------------------------------------------------------------------------------------------------
           4                SOURCE OF FUNDS:                                                  OO (see Item 3)
------------------------ -- --------------------------------------------------------------------------------------------------------
           5                CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):     [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
           6                CITIZENSHIP OR PLACE OF ORGANIZATION:                                            DELAWARE
------------------------ -- --------------------------------------------------------------------------------------------------------
                                    7               SOLE VOTING POWER:                                            0
       NUMBER OF
         SHARES          -- --------------------------------------------------------------------------------------------------------
                                    8               SHARED VOTING POWER:                                     182,242
      BENEFICIALLY                                                                                         (see Item 5)
        OWNED BY         -- --------------------------------------------------------------------------------------------------------
                                    9               SOLE DISPOSITIVE POWER:                                       0
          EACH
       REPORTING         -- --------------------------------------------------------------------------------------------------------
                                    10              SHARED DISPOSITIVE POWER:                                182,242
      PERSON WITH                                                                                          (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          11                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                         182,242
                                                                                                           (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          12                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                      [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
          13                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):c                                       0.37%
                                                                                                                    (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          14                TYPE OF REPORTING PERSON:                              OO
------------------------ -- --------------------------------------------------------------------------------------------------------
* Voluntary, not mandatory.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------- ------------ ---------------------------------------------------------
CUSIP No.  532774 10 6                                            13D                                                 Page 11 of 60
------------------------------------------------------------- ------------ ---------------------------------------------------------

------------------------ -- --------------------------------------------------------------------------------------------------------
           1                NAME OF REPORTING PERSON                         HICKS, MUSE GP PARTNERS IV, L.P.
                            I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON (ENTITIES ONLY)*
------------------------ -- --------------------------------------------------------------------------------------------------------
           2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                (a) [ ]
                                                                                                             (b) [X]
------------------------ -- --------------------------------------------------------------------------------------------------------
           3                SEC USE ONLY
------------------------ -- --------------------------------------------------------------------------------------------------------
           4                SOURCE OF FUNDS:                                                  OO (see Item 3)
------------------------ -- --------------------------------------------------------------------------------------------------------
           5                CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):     [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
           6                CITIZENSHIP OR PLACE OF ORGANIZATION:                                            DELAWARE
------------------------ -- --------------------------------------------------------------------------------------------------------
                                    7               SOLE VOTING POWER:                                            0
       NUMBER OF
         SHARES          -- --------------------------------------------------------------------------------------------------------
                                    8               SHARED VOTING POWER:                                     182,242
      BENEFICIALLY                                                                                         (see Item 5)
        OWNED BY         -- --------------------------------------------------------------------------------------------------------
                                    9               SOLE DISPOSITIVE POWER:                                       0
          EACH
       REPORTING         -- --------------------------------------------------------------------------------------------------------
                                    10              SHARED DISPOSITIVE POWER:                                182,242
      PERSON WITH                                                                                          (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          11                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                         182,242
                                                                                                           (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          12                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                      [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
          13                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):c                                       0.37%
                                                                                                                    (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          14                TYPE OF REPORTING PERSON:                              PN
------------------------ -- --------------------------------------------------------------------------------------------------------
* Voluntary, not mandatory.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------- ------------ ---------------------------------------------------------
CUSIP No.  532774 10 6                                            13D                                                 Page 12 of 60
------------------------------------------------------------- ------------ ---------------------------------------------------------

------------------------ -- --------------------------------------------------------------------------------------------------------
           1                NAME OF REPORTING PERSON                         HM4-EQ COINVESTORS, L.P.
                            I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON (ENTITIES ONLY)*
------------------------ -- --------------------------------------------------------------------------------------------------------
           2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                (a) [ ]
                                                                                                             (b) [X]
------------------------ -- --------------------------------------------------------------------------------------------------------
           3                SEC USE ONLY
------------------------ -- --------------------------------------------------------------------------------------------------------
           4                SOURCE OF FUNDS:                                                  OO (see Item 3)
------------------------ -- --------------------------------------------------------------------------------------------------------
           5                CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
           6                CITIZENSHIP OR PLACE OF ORGANIZATION:                                            DELAWARE
------------------------ -- --------------------------------------------------------------------------------------------------------
                                    7               SOLE VOTING POWER:                                            0
       NUMBER OF
         SHARES          -- --------------------------------------------------------------------------------------------------------
                                    8               SHARED VOTING POWER:                                      72,820
      BENEFICIALLY                                                                                         (see Item 5)
        OWNED BY         -- --------------------------------------------------------------------------------------------------------
                                    9               SOLE DISPOSITIVE POWER:                                       0
          EACH
       REPORTING         -- --------------------------------------------------------------------------------------------------------
                                    10              SHARED DISPOSITIVE POWER:                                 72,820
      PERSON WITH                                                                                          (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          11                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                          72,820
                                                                                                           (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          12                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                      [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
          13                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):c                                       0.17%
                                                                                                                    (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          14                TYPE OF REPORTING PERSON:                              PN
------------------------ -- --------------------------------------------------------------------------------------------------------
* Voluntary, not mandatory.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------- ------------ ---------------------------------------------------------
CUSIP No.  532774 10 6                                            13D                                                 Page 13 of 60
------------------------------------------------------------- ------------ ---------------------------------------------------------

------------------------ -- --------------------------------------------------------------------------------------------------------
           1                NAME OF REPORTING PERSON                         HM 4-P COINVESTORS, L.P.
                            I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON (ENTITIES ONLY)*
------------------------ -- --------------------------------------------------------------------------------------------------------
           2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                (a) [ ]
                                                                                                             (b) [X]
------------------------ -- --------------------------------------------------------------------------------------------------------
           3                SEC USE ONLY
------------------------ -- --------------------------------------------------------------------------------------------------------
           4                SOURCE OF FUNDS:                                                  OO (see Item 3)
------------------------ -- --------------------------------------------------------------------------------------------------------
           5                CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):     [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
           6                CITIZENSHIP OR PLACE OF ORGANIZATION:                                            DELAWARE
------------------------ -- --------------------------------------------------------------------------------------------------------
                                    7               SOLE VOTING POWER:                                            0
       NUMBER OF
         SHARES          -- --------------------------------------------------------------------------------------------------------
                                    8               SHARED VOTING POWER:                                      96,406
      BENEFICIALLY                                                                                         (see Item 5)
        OWNED BY         -- --------------------------------------------------------------------------------------------------------
                                    9               SOLE DISPOSITIVE POWER:                                       0
          EACH
       REPORTING         -- --------------------------------------------------------------------------------------------------------
                                    10              SHARED DISPOSITIVE POWER:                                 96,406
      PERSON WITH                                                                                          (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          11                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                          96,406
                                                                                                           (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          12                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                      [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
          13                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):c                                       0.19%
                                                                                                                    (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          14                TYPE OF REPORTING PERSON:                              PN
------------------------ -- --------------------------------------------------------------------------------------------------------
* Voluntary, not mandatory.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------- ------------ ---------------------------------------------------------
CUSIP No.  532774 10 6                                            13D                                                 Page 14 of 60
------------------------------------------------------------- ------------ ---------------------------------------------------------

------------------------ -- --------------------------------------------------------------------------------------------------------
           1                NAME OF REPORTING PERSON                         HM 4-EN COINVESTORS, L.P.
                            I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON (ENTITIES ONLY)*
------------------------ -- --------------------------------------------------------------------------------------------------------
           2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                (a) [ ]
                                                                                                             (b) [X]
------------------------ -- --------------------------------------------------------------------------------------------------------
           3                SEC USE ONLY
------------------------ -- --------------------------------------------------------------------------------------------------------
           4                SOURCE OF FUNDS:                                                  OO (see Item 3)
------------------------ -- --------------------------------------------------------------------------------------------------------
           5                CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):     [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
           6                CITIZENSHIP OR PLACE OF ORGANIZATION:                                            DELAWARE
------------------------ -- --------------------------------------------------------------------------------------------------------
                                    7               SOLE VOTING POWER:                                            0
       NUMBER OF
         SHARES          -- --------------------------------------------------------------------------------------------------------
                                    8               SHARED VOTING POWER:                                      13,016
      BENEFICIALLY                                                                                         (see Item 5)
        OWNED BY         -- --------------------------------------------------------------------------------------------------------
                                    9               SOLE DISPOSITIVE POWER:                                       0
          EACH
       REPORTING         -- --------------------------------------------------------------------------------------------------------
                                    10              SHARED DISPOSITIVE POWER:                                 13,016
      PERSON WITH                                                                                          (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          11                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                          13,016
                                                                                                           (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          12                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                      [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
          13                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):c                                       0.03%
                                                                                                                    (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          14                TYPE OF REPORTING PERSON:                              PN
------------------------ -- --------------------------------------------------------------------------------------------------------
* Voluntary, not mandatory.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------- ------------ ---------------------------------------------------------
CUSIP No.  532774 10 6                                            13D                                                 Page 15 of 60
------------------------------------------------------------- ------------ ---------------------------------------------------------

------------------------ -- --------------------------------------------------------------------------------------------------------
           1                NAME OF REPORTING PERSON                         HICKS, MUSE LATIN AMERICA FUND I INCORPORATED
                            I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON (ENTITIES ONLY)*
------------------------ -- --------------------------------------------------------------------------------------------------------
           2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                (a) [ ]
                                                                                                             (b) [X]
------------------------ -- --------------------------------------------------------------------------------------------------------
           3                SEC USE ONLY
------------------------ -- --------------------------------------------------------------------------------------------------------
           4                SOURCE OF FUNDS:                                                  OO (see Item 3)
------------------------ -- --------------------------------------------------------------------------------------------------------
           5                CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):     [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
           6                CITIZENSHIP OR PLACE OF ORGANIZATION:                                            DELAWARE
------------------------ -- --------------------------------------------------------------------------------------------------------
                                    7               SOLE VOTING POWER:                                            0
       NUMBER OF
         SHARES          -- --------------------------------------------------------------------------------------------------------
                                    8               SHARED VOTING POWER:                                    4,724,018
      BENEFICIALLY                                                                                         (see Item 5)
        OWNED BY         -- --------------------------------------------------------------------------------------------------------
                                    9               SOLE DISPOSITIVE POWER:                                       0
          EACH
       REPORTING         -- --------------------------------------------------------------------------------------------------------
                                    10              SHARED DISPOSITIVE POWER:                               4,724,018
      PERSON WITH                                                                                          (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          11                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                        4,724,018
                                                                                                           (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          12                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                       [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
          13                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):c                                       9.48%
                                                                                                                    (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          14                TYPE OF REPORTING PERSON:                              CO
------------------------ -- --------------------------------------------------------------------------------------------------------
* Voluntary, not mandatory.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------- ------------ ---------------------------------------------------------
CUSIP No.  532774 10 6                                            13D                                                 Page 16 of 60
------------------------------------------------------------- ------------ ---------------------------------------------------------
                                                                           HICKS, MUSE GP PARTNERS L.A., L.P.
------------------------ -- --------------------------------------------------------------------------------------------------------
           1                NAME OF REPORTING PERSON
                            I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON (ENTITIES ONLY)*
------------------------ -- --------------------------------------------------------------------------------------------------------
           2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                (a) [ ]
                                                                                                             (b) [X]
------------------------ -- --------------------------------------------------------------------------------------------------------
           3                SEC USE ONLY
------------------------ -- --------------------------------------------------------------------------------------------------------
           4                SOURCE OF FUNDS:                                                  OO (see Item 3)
------------------------ -- --------------------------------------------------------------------------------------------------------
           5                CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):     [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
           6                CITIZENSHIP OR PLACE OF ORGANIZATION:                                            DELAWARE
------------------------ -- --------------------------------------------------------------------------------------------------------
                                    7               SOLE VOTING POWER:                                            0
       NUMBER OF
         SHARES          -- --------------------------------------------------------------------------------------------------------
                                    8               SHARED VOTING POWER:                                    4,724,018
      BENEFICIALLY                                                                                         (see Item 5)
        OWNED BY         -- --------------------------------------------------------------------------------------------------------
                                    9               SOLE DISPOSITIVE POWER:                                       0
          EACH
       REPORTING         -- --------------------------------------------------------------------------------------------------------
                                    10              SHARED DISPOSITIVE POWER:                               4,724,018
      PERSON WITH                                                                                          (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          11                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                        4,724,018
                                                                                                           (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          12                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                      [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
          13                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):c                                       9.48%
                                                                                                                    (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          14                TYPE OF REPORTING PERSON:                              PN
------------------------ -- --------------------------------------------------------------------------------------------------------
* Voluntary, not mandatory.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------- ------------ ---------------------------------------------------------
CUSIP No.  532774 10 6                                            13D                                                 Page 17 of 60
------------------------------------------------------------- ------------ ---------------------------------------------------------

------------------------ -- --------------------------------------------------------------------------------------------------------
           1                NAME OF REPORTING PERSON                         HM 1-FOF COINVESTORS, L.P.
                            I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON (ENTITIES ONLY)*
------------------------ -- --------------------------------------------------------------------------------------------------------
           2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                (a) [ ]
                                                                                                             (b) [X]
------------------------ -- --------------------------------------------------------------------------------------------------------
           3                SEC USE ONLY
------------------------ -- --------------------------------------------------------------------------------------------------------
           4                SOURCE OF FUNDS:                                                  OO (see Item 3)
------------------------ -- --------------------------------------------------------------------------------------------------------
           5                CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):     [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
           6                CITIZENSHIP OR PLACE OF ORGANIZATION:                                            DELAWARE
------------------------ -- --------------------------------------------------------------------------------------------------------
                                    7               SOLE VOTING POWER:                                            0
       NUMBER OF
         SHARES          -- --------------------------------------------------------------------------------------------------------
                                    8               SHARED VOTING POWER:                                       127
      BENEFICIALLY                                                                                         (see Item 5)
        OWNED BY         -- --------------------------------------------------------------------------------------------------------
                                    9               SOLE DISPOSITIVE POWER:                                       0
          EACH
       REPORTING         -- --------------------------------------------------------------------------------------------------------
                                    10              SHARED DISPOSITIVE POWER:                                  127
      PERSON WITH                                                                                          (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          11                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                           127
                                                                                                           (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          12                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                      [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
          13                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):c                                       0.00%
                                                                                                                    (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          14                TYPE OF REPORTING PERSON:                              PN
------------------------ -- --------------------------------------------------------------------------------------------------------
* Voluntary, not mandatory.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------- ------------ ---------------------------------------------------------
CUSIP No.  532774 10 6                                            13D                                                 Page 18 of 60
------------------------------------------------------------- ------------ ---------------------------------------------------------

------------------------ -- --------------------------------------------------------------------------------------------------------
           1                NAME OF REPORTING PERSON                         DHB HM PARTNERS, L.P.
                            I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON (ENTITIES ONLY)*
------------------------ -- --------------------------------------------------------------------------------------------------------
           2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                (a) [ ]
                                                                                                             (b) [X]
------------------------ -- --------------------------------------------------------------------------------------------------------
           3                SEC USE ONLY
------------------------ -- --------------------------------------------------------------------------------------------------------
           4                SOURCE OF FUNDS:                                                  OO (see Item 3)
------------------------ -- --------------------------------------------------------------------------------------------------------
           5                CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):     [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
           6                CITIZENSHIP OR PLACE OF ORGANIZATION:                                            DELAWARE
------------------------ -- --------------------------------------------------------------------------------------------------------
                                    7               SOLE VOTING POWER:                                            0
       NUMBER OF
         SHARES          -- --------------------------------------------------------------------------------------------------------
                                    8               SHARED VOTING POWER:                                    4,723,891
      BENEFICIALLY                                                                                         (see Item 5)
        OWNED BY         -- --------------------------------------------------------------------------------------------------------
                                    9               SOLE DISPOSITIVE POWER:                                       0
          EACH
       REPORTING         -- --------------------------------------------------------------------------------------------------------
                                    10              SHARED DISPOSITIVE POWER:                               4,723,891
      PERSON WITH                                                                                          (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          11                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                        4,723,891
                                                                                                           (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          12                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                      [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
          13                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):c                                       9.48%
                                                                                                                    (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          14                TYPE OF REPORTING PERSON:                              PN
------------------------ -- --------------------------------------------------------------------------------------------------------
* Voluntary, not mandatory.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------- ------------ ---------------------------------------------------------
CUSIP No.  532774 10 6                                            13D                                                 Page 19 of 60
------------------------------------------------------------- ------------ ---------------------------------------------------------
                                                                           HICKS, MUSE, TATE & FURST EQUITY FUND IV, L.P.
------------------------ -- --------------------------------------------------------------------------------------------------------
           1                NAME OF REPORTING PERSON
                            I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON (ENTITIES ONLY)*
------------------------ -- --------------------------------------------------------------------------------------------------------
           2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                (a) [ ]
                                                                                                             (b) [X]
------------------------ -- --------------------------------------------------------------------------------------------------------
           3                SEC USE ONLY
------------------------ -- --------------------------------------------------------------------------------------------------------
           4                SOURCE OF FUNDS:                                                  OO (see Item 3)
------------------------ -- --------------------------------------------------------------------------------------------------------
           5                CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):     [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
           6                CITIZENSHIP OR PLACE OF ORGANIZATION:                                            DELAWARE
------------------------ -- --------------------------------------------------------------------------------------------------------
                                    7               SOLE VOTING POWER:                                            0
       NUMBER OF
         SHARES          -- --------------------------------------------------------------------------------------------------------
                                    8               SHARED VOTING POWER:                                    4,692,329
      BENEFICIALLY                                                                                         (see Item 5)
        OWNED BY         -- --------------------------------------------------------------------------------------------------------
                                    9               SOLE DISPOSITIVE POWER:                                       0
          EACH
       REPORTING         -- --------------------------------------------------------------------------------------------------------
                                    10              SHARED DISPOSITIVE POWER:                               4,692,329
      PERSON WITH                                                                                          (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          11                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                        4,692,329
                                                                                                           (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          12                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                      [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
          13                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):c                                       9.42%
                                                                                                                    (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          14                TYPE OF REPORTING PERSON:                              PN
------------------------ -- --------------------------------------------------------------------------------------------------------
* Voluntary, not mandatory.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------- ------------ ---------------------------------------------------------
CUSIP No.  532774 10 6                                            13D                                                 Page 20 of 60
------------------------------------------------------------- ------------ ---------------------------------------------------------

------------------------ -- --------------------------------------------------------------------------------------------------------
           1                NAME OF REPORTING PERSON                         HICKS, MUSE, TATE & FURST PRIVATE EQUITY FUND IV, L.P.
                            I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON (ENTITIES ONLY)*
------------------------ -- --------------------------------------------------------------------------------------------------------
           2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                (a) [ ]
                                                                                                             (b) [X]
------------------------ -- --------------------------------------------------------------------------------------------------------
           3                SEC USE ONLY
------------------------ -- --------------------------------------------------------------------------------------------------------
           4                SOURCE OF FUNDS:                                                  OO (see Item 3)
------------------------ -- --------------------------------------------------------------------------------------------------------
           5                CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):      [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
           6                CITIZENSHIP OR PLACE OF ORGANIZATION:                                            DELAWARE
------------------------ -- --------------------------------------------------------------------------------------------------------
                                    7               SOLE VOTING POWER:                                            0
       NUMBER OF
         SHARES          -- --------------------------------------------------------------------------------------------------------
                                    8               SHARED VOTING POWER:                                      31,562
      BENEFICIALLY                                                                                         (see Item 5)
        OWNED BY         -- --------------------------------------------------------------------------------------------------------
                                    9               SOLE DISPOSITIVE POWER:                                       0
          EACH
       REPORTING         -- --------------------------------------------------------------------------------------------------------
                                    10              SHARED DISPOSITIVE POWER:                                 31,562
      PERSON WITH                                                                                          (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          11                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                          31,562
                                                                                                           (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          12                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                      [ ]
------------------------ -- --------------------------------------------------------------------------------------------------------
          13                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):c                                       0.06%
                                                                                                                    (see Item 5)
------------------------ -- --------------------------------------------------------------------------------------------------------
          14                TYPE OF REPORTING PERSON:                              PN
------------------------ -- --------------------------------------------------------------------------------------------------------
* Voluntary, not mandatory.
------------------------------------------------------------------------------------------------------------------------------------

Item 1.  Security and Issuer

         The title and class of equity security to which this statement on
Schedule 13D relates is the Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of LIN TV Corp., a Delaware corporation ("LIN" or the "Company"). The principal executive offices of LIN are located at Four Richmond Square, Suite 200, Providence, Rhode Island 02906.

Item 2.  Identity and Background

         (a)      Name of Persons filing this Statement (the "Filing Parties"):

         Mr. Thomas O. Hicks

         Hicks, Muse, Tate & Furst Equity Fund III, L.P., a Delaware limited partnership ("Fund III");

         HM3/GP Partners, L.P., a Texas limited partnership ("HM3/GP Partners");

         Hicks Muse GP Partners III, L.P., a Texas limited partnership ("GP Partners III");

         Hicks Muse Fund III Incorporated, a Texas corporation ("Fund III Incorporated");

         HM3 Coinvestors, L.P., a Delaware limited partnership ("HM3 Coinvestors");

         Hicks, Muse & Co. Partners, L.P., a Texas limited partnership
         ("HM&Co.");

         HM Partners Inc., a Texas corporation ("HM Partners");

         Hicks, Muse, Tate & Furst Equity Fund IV, L.P., a Delaware limited partnership ("Fund IV");

         Hicks, Muse, Tate & Furst Private Equity Fund IV, L.P., a Delaware limited partnership ("Private Fund IV");

         HM 1-FOF Coinvestors, L.P., a Texas limited partnership ("FOF Coinvestors");

         DHB HM Partners, L.P., a Texas limited partnership ("DHB Partners");

         Hicks, Muse GP Partners L.A., L.P., a Texas limited partnership ("GP Partners LA");

         Hicks, Muse Latin America Fund I Incorporated, a Texas corporation ("LA Fund I Incorporated");

         HM4-EQ Coinvestors, L.P., a Texas limited partnership ("HM4-EQ Coinvestors");

         HM4-P Coinvestors, L.P., a Texas limited partnership ("HM4-P Coinvestors");

         HM4-EN Coinvestors, L.P., a Texas limited partnership ("HM4-EN Coinvestors");

         Hicks, Muse GP Partners IV, L.P., a Texas limited partnership ("GP Partners IV"); and

         Hicks, Muse Fund IV, LLC, a Texas limited liability company ("Fund IV LLC").

         (b) - (c)

         Mr. Thomas O. Hicks

         Mr. Thomas O. Hicks is a partner of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), a private investment firm primarily engaged in leveraged acquisitions, recapitalizations and other investment activities. Mr. Hicks is the sole shareholder, sole director and an executive officer of Fund III Incorporated, which is the sole general partner of GP Partners III, which is the sole general partner of HM3 Coinvestors and HM3/GP Partners, which is the sole general partner of Fund III. Mr. Hicks is also the majority shareholder, a director and an executive officer of HM Partners, which is the sole general partner of HM&Co. Mr. Hicks is also the sole shareholder, the sole director and an executive officer of LA Fund I Incorporated, which is the sole general partner of GP Partners LA, which is the sole general partner of each of FOF Coinvestors and DHB Partners. DHB Partners is the sole general partner of each of Fund IV and Private Fund IV. Mr. Hicks is also the sole member and an executive officer of Fund IV LLC, which is the sole general partner of GP Partners IV, which is the sole general partner of each of HM4-EQ Coinvestors, HM4-P Coinvestors, and HM4-EN Coinvestors. The business address of Mr. Hicks is 200 Crescent Court, Suite 1600, Dallas, Texas 75201.

         Fund III

         Fund III is a Delaware limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of Fund III, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM3/GP Partners, the sole general partner of Fund III, is set forth below.

         HM3/GP Partners

         HM3/GP Partners is a Texas limited partnership, the principal business of which is to serve as the general partner in various limited partnerships, including Fund III. The business address of HM3/GP Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to GP Partners III, the sole general partner of HM3/GP Partners, is set forth below.

         GP Partners III

         GP Partners III is a Texas limited partnership, the principal business of which is to serve as the general partner in various limited partnerships, including HM3/GP Partners and HM3 Coinvestors. The business address of GP Partners III, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Fund III Incorporated, the sole general partner of GP Partners III, is set forth below.

         Fund III Incorporated

         Fund III Incorporated is a Texas corporation, the principal business of which is to serve as the general partner in various limited partnerships, including GP Partners III. The business address of Fund III Incorporated, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Thomas O. Hicks, the sole shareholder, sole director and an executive officer of Fund III Incorporated, is set forth above. Information with respect to John R. Muse, Jack D. Furst, Dan H. Blanks, Eric C. Neuman, Peter S. Brodsky and Lyndon Lea, each of which serve as an executive officer of Fund III Incorporated, is set forth below under "Directors and Executive Officers."

         HM3 Coinvestors

         HM3 Coinvestors is a Delaware limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM3 Coinvestors, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to GP Partners III, the sole general partner of HM3 Coinvestors, is set forth above.

         HM&Co.

         HM&Co. is a Texas limited partnership, the principal business of which is to provide investment management services to various companies and private investment funds affiliated with Hicks Muse. The business address of HM&Co., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM Partners, the sole general partner of HM&Co., is set forth below.

         HM Partners

         HM Partners is a Texas corporation, the principal business of which is to serve as the sole general partner of HM&Co. The business address of HM Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Thomas O. Hicks, the controlling shareholder, a director and executive officer of HM Partners, is set forth above. Information with respect to John R. Muse and Jack D. Furst, each of whom serves as an executive officer of HM Partners, is set forth below "Directors and Executive Officers."

         Fund IV

         Fund IV is a Delaware limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of Fund IV, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to DHB Partners, the sole general partner of Fund IV, is set forth below.

         Private Fund IV

         Private Fund IV is a Delaware limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of Private Fund IV, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to DHB Partners, the sole general partner of Private Fund IV, is set forth below.

         DHB Partners

         DHB Partners is a Texas limited partnership, the principal business of which is to serve as the general partner in various limited partnerships, including Fund IV and Private Fund IV. The business address of DHB Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to GP Partners LA, the sole general partner of DHB Partners, is set forth below.

         FOF Coinvestors

         FOF Coinvestors is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of FOF Coinvestors, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201. Pursuant to Instruction C to
Schedule 13D of the Exchange Act, information with respect to GP Partners LA, the sole general partner of FOF Coinvestors, is set forth below.

         GP Partners LA

         GP Partners LA is a Texas limited partnership, the principal business of which is to serve as the general partner in various limited partnerships, including FOF Coinvestors and DHB Partners. The business address of GP Partners LA, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to LA Fund I Incorporated, the sole general partner of GP Partners LA, is set forth below.

         LA Fund I Incorporated

         LA Fund I Incorporated is a Texas corporation, the principal business of which is to serve as the general partner in various limited partnerships, including GP Partners LA. The business address of LA Fund I Incorporated, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Thomas O. Hicks, the sole shareholder, sole director and an executive officer of LA Fund I Incorporated, is set forth above. Information with respect to John R. Muse, Jack D. Furst, Dan H. Blanks, Eric C. Neuman, Peter S. Brodsky and Lyndon Lea, each of which serve as an executive officer of LA Fund I Incorporated, is set forth below under "Directors and Executive Officers."

         HM4-EQ Coinvestors

         HM4-EQ Coinvestors is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM4-EQ Coinvestors, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to GP Partners IV, the sole general partner of HM4-EQ Coinvestors, is set forth below.

         HM4-P Coinvestors

         HM4-P Coinvestors is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM4-P Coinvestors, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to GP Partners IV, the sole general partner of HM4-P Coinvestors, is set forth below.

         HM4-EN Coinvestors

         HM4-EN Coinvestors is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM4-EN Coinvestors, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to GP Partners IV, the sole general partner of HM4-EN Coinvestors, is set forth below.

         GP Partners IV

         GP Partners IV is a Texas limited partnership, the principal business of which is to serve as the general partner in various limited partnerships, including HM4-EQ Coinvestors, HM4-P Coinvestors, and HM4-EN Coinvestors. The business address of GP Partners IV, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201. Pursuant to Instruction

C to Schedule 13D of the Exchange Act, information with respect to Fund IV LLC, the sole general partner of GP Partners IV, is set forth below.

         Fund IV LLC

         Fund IV LLC is a Texas limited liability company, the principal business of which is to serve as the general partner in various limited partnerships, including GP Partners IV. The business address of Fund IV LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Thomas O. Hicks, the sole member and an executive officer of Fund IV LLC, is set forth above. Information with respect to John R. Muse, Jack D. Furst, Dan H. Blanks, Eric C. Neuman, and Peter S. Brodsky, each of which serve as an executive officer of Fund IV LLC, is set forth below under "Directors and Executive Officers."

         Directors and Executive Officers

         Information with respect to Mr. Hicks is previously set forth above.

         The principal business address of each of Messrs. Muse, Furst, Blanks, Neuman, Brodsky and Lea is 200 Crescent Court Suite 1600, Dallas, Texas 75201. Each of Messrs. Muse, Furst, Blanks, Neuman, Brodsky and Lea is presently an executive officer of Hicks Muse, a private investment firm primarily engaged in leveraged acquisitions, recapitalizations and other principal investing activities.

         (d) None of the Filing Parties or persons identified in this Item 2 has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) None of the Filing Parties or persons identified in this Item 2 has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws.

         (f) All of the natural persons identified in this Item 2 are citizens of the United States of America, except for Mr. Lea, who is a citizen of Canada.

Item 3.    Source and Amount of Funds or Other Consideration

         Effective July 15, 2002, Ranger Equity Partners, L.P. ("Ranger") made a pro-rata distribution, without the payment of any consideration, to its general partner (i.e., TOH/Ranger LLC) and to its limited partners (i.e., Mr. Hicks, Fund III, HM3 Coinvestors, Fund IV, Private Fund IV, HM4-EQ Coinvestors, and HM4-SBS Coinvestors, L.P. ("HM4-SBS Coinvestors") of all shares of Class B Common Stock previously held by it. Also, effective July 15, 2002, HM4-SBS Coinvestors made a pro rata distribution, without the payment of any consideration, to its partners (i.e., HM4-P Coinvestors, HM4-EN Coinvestors, and FOF Coinvestors) of all shares of Class B Common Stock previously held by it. In addition, effective July 15, 2002, TOH/Ranger LLC made a distribution, without the payment of any consideration, to its sole member (i.e., Thomas O. Hicks) of all shares of Class B Common Stock previously held by it. After giving effect to the foregoing distributions, TOH Ranger LLC, Ranger and HM4-SBS Coinvestors ceased to own any shares of the capital stock of the Company.

Item 4.    Purpose of Transaction

         The shares of Class B Common Stock received by the Filing Parties described in Item 3 to this Statement were acquired as a result of the pro-rata distribution, without the payment of any consideration, of Class B Common Stock from Ranger to its partners, from HM4-SBS Coinvestors to its partners, and from TOH/Ranger LLC to its sole member, and are being held by such Filing Parties for investment purposes. Thomas O. Hicks, through the relationships described in
Item 5 hereof, may be deemed to beneficially own approximately 47.59% of the Class B Common Stock of the Company. None of the Filing Parties currently has any plan or proposal to acquire or dispose of additional securities of the Company.

         Except as set forth in this Item 4, the Filing Parties have no present plans or proposals that relate to or that would result in any actions specified in clauses (a) through (j) of Item 4 of Schedule 13D of the Exchange Act.

Item 5.  Interest in Securities of Issuer

         All securities currently held by the Filing Parties are shares of Class B Common Stock. Each outstanding share of Class B Common Stock may be converted at the option of the holder into a share of Class A Common Stock, at any time, subject to the receipt of all requisite regulatory approvals.

         The Filing Parties have no current intention to convert their shares of Class B Common Stock into shares of Class A Common Stock. The Filing Parties would consider electing to convert their respective shares of Class B Common Stock if the legal requirements limiting ownership of interests in broadcast and other media businesses change to permit the ownership of voting interests in the Company or if the Filing Parties dispose of their interests in other broadcast or media businesses that would give rise to legal ownership limitations as a result of such a share conversion.

         (a)

         (1) Mr. Hicks may be deemed to beneficially own in the aggregate 23,704,340 shares of the Class B Common Stock of the Company, representing approximately 47.59% of the outstanding shares of all classes of Common Stock. Of such shares, Mr. Hicks has sole voting and dispositive power with respect to 1964 shares, and shared voting and dispositive power with respect to 23,702,376 shares as a result of the relationships described in paragraph (b)(1) below.

         (2) Fund III may be deemed to beneficially own in the aggregate 18,122,110 shares of the Class B Common Stock of the Company, representing approximately 36.38% of the outstanding shares of all classes of Common Stock. Of such shares, Fund III has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 18,122,110 shares as a result of the relationships described in paragraphs (b)(2), (3),
(4), and (5) below.

         (3) HM3/GP Partners may be deemed to beneficially own in the aggregate 18,122,110 shares of the Class B Common Stock of the Company, representing approximately 36.38% of the outstanding shares of all classes of Common Stock. Of such shares, HM3/GP Partners has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 18,122,110 shares as a result of the relationships described in paragraphs
(b)(3), (4), and (5) below.

         (4) GP Partners III may be deemed to beneficially own in the aggregate 18,672,650 shares of the Class B Common Stock of the Company, representing approximately 37.49% of the outstanding shares of all classes of Common Stock. Of such shares, GP Partners III has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 18,672,650 shares as a result of the relationships described in paragraphs
(b)(4) and (5) below.

         (5) Fund III Incorporated may be deemed to beneficially own in the aggregate 18,672,650 shares of the Class B Common Stock of the Company, representing approximately 37.49% of the outstanding shares of all classes of Common Stock. Of such shares, Fund III Incorporated has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 18,672,650 shares as a result of the relationships described in paragraph (b)(5) below.

         (6) HM3 Coinvestors may be deemed to beneficially own in the aggregate 550,540 shares of the Class B Common Stock of the Company, representing approximately 1.11% of the outstanding shares of all classes of Common Stock. Of such shares, HM3 Coinvestors has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 550,540 shares as a result of the relationships described in paragraphs (b)(4), (5), and
(6) below.

         (7) HM&Co. may be deemed to beneficially own in the aggregate 123,466 shares of the Class B Common Stock of the Company, representing approximately 0.25% of the outstanding shares of all classes of Common Stock. Of such shares, HM&Co. has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 123,466 shares as a result of the relationships described in paragraphs (b)(7) and (8) below.

         (8) HM Partners may be deemed to beneficially own in the aggregate 123,466 shares of the Class B Common Stock of the Company, representing approximately 0.25% of the outstanding shares of all classes of Common Stock. Of such shares, HM Partners has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 123,466 shares as a result of the relationships described in paragraph (b)(8) below.

         (9) FOF Coinvestors may be deemed to beneficially own in the aggregate 127 shares of the Class B Common Stock of the Company, representing approximately 0.00% of the outstanding shares of all classes of Common Stock. Of such shares, FOF Coinvestors has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 127 shares as a result of the relationships described in paragraphs (b)(9), (13), and (14) below.

         (10) Fund IV may be deemed to beneficially own in the aggregate 4,692,329 shares of the Class B Common Stock of the Company, representing approximately 9.42% of the outstanding shares of all classes of Common Stock. Of such shares, Fund IV has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 4,692,329 shares as a result of the relationships described in paragraphs (b)(10), (12), (13) and
(14) below.

         (11) Private Fund IV may be deemed to beneficially own in the aggregate 31,562 shares of the Class B Common Stock of the Company, representing approximately 0.06% of the outstanding shares of all classes of Common Stock. Of such shares, Fund IV has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 31,562 shares as a result of the relationships described in paragraphs (b)(11), (12), (13), and
(14) below.

         (12) DHB Partners may be deemed to beneficially own in the aggregate 4,723,891 shares of the Class B Common Stock of the Company, representing approximately 9.48% of the outstanding shares of all classes of Common Stock. Of such shares, DHB Partners has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 4,723,891 shares as a result of the relationships described in paragraphs (b)(12), (13), and (14) below.

         (13) GP Partners LA may be deemed to beneficially own in the aggregate 4,724,018 shares of the Class B Common Stock of the Company, representing approximately 9.48% of the outstanding shares of all classes of Common Stock. Of such shares, GP Partners LA has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 4,724,018 shares as a result of the relationships described in paragraphs (b)(13) and (14) below.

         (14) LA Fund I Incorporated may be deemed to beneficially own in the aggregate 4,724,018 shares of the Class B Common Stock of the Company, representing approximately 9.48% of the outstanding shares of all classes of Common Stock. Of such shares, LA Fund I Incorporated has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 4,724,018 shares as a result of the relationships described in paragraph (b)(14) below.

         (15) HM4-EQ Coinvestors may be deemed to beneficially own in the aggregate 72,820 shares of the Class B Common Stock of the Company, representing approximately 0.17% of the outstanding shares of all classes of Common Stock. Of such shares, HM4-EQ Coinvestors has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 72,820 shares as a result of the relationships described in paragraphs (b)(15),
(18) and (19) below.

         (16) HM4-P Coinvestors may be deemed to beneficially own in the aggregate 96,406 shares of the Class B Common Stock of the Company, representing approximately 0.19% of the outstanding shares of all classes of Common Stock. Of such shares, HM4-P Coinvestors has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 96,406 shares as a result of the relationships described in paragraphs (b)(16),
(18) and (19) below.

         (17) HM4-EN Coinvestors may be deemed to beneficially own in the aggregate 13,016 shares of the Class B Common Stock of the Company, representing approximately 0.03% of the outstanding shares of all classes of Common Stock. Of such shares, HM4-EN Coinvestors has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 13,016 shares as a result of the relationships described in paragraphs (b)(17),
(18) and (19) below.

         (18) GP Partners IV may be deemed to beneficially own in the aggregate 182,242 shares of the Class B Common Stock of the Company, representing approximately 0.37% of the outstanding shares of all classes of Common Stock. Of such shares, GP Partners IV has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 182,242 shares as a result of the relationships described in paragraphs (b)(18) and (19) below.

         (19) Fund IV LLC may be deemed to beneficially own in the aggregate 182,242 shares of the Class B Common Stock of the Company, representing approximately 0.37% of the outstanding shares of all classes of Common Stock. Of such shares, Fund IV LLC has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 182,242 shares as a result of the relationships described in paragraphs (b)(18) and (19) below.

         (b)

         (1) Of the 23,702,376 shares of Class B Common Stock for which Mr. Hicks has shared voting and dispositive power, (i) 18,122,110 shares of Class B Common Stock are owned of record by Fund III, (ii) 4,692,329 shares of Class B Common Stock are owned of record by Fund IV, (iii) 550,540 shares of Class B Common Stock are owned of record by HM3 Coinvestors, (iv) 123,466 shares of Class B Common Stock are owned of record by HM&Co., (v) 96,406 shares of Class B Common Stock are owned of record by HM4-P Coinvestors, (vi) 72,820 shares of Class B Common Stock are owned of record by HM4-EQ Coinvestors, (vii) 31,562 shares of Class B Common Stock are owned of record by Private Fund IV, (viii) 13,016 shares of Class B Common Stock are owned of record by HM4-EN Coinvestors, and (ix) 127 shares of Class B Common Stock are owned of record by FOF Coinvestors.

         HM3/GP Partners is the sole general partner of Fund III and, therefore, may be deemed to be the beneficial owner of the shares of Class B Common Stock owned of record by Fund III. GP Partners III is the sole general partner of HM3/GP Partners and HM3 Coinvestors and, therefore, may be deemed to be the beneficial owner of the shares of Class B Common Stock beneficially owned by HM3/GP Partners and the shares of Class B Common Stock owned of record by HM3 Coinvestors. Fund III Incorporated is the sole general partner of GP Partners III and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by GP Partners III. Mr. Hicks is the sole shareholder, sole director and an executive officer of Fund III Incorporated and, therefore, may be deemed to be the beneficial owner of the shares of Class B Common Stock beneficially owned by Fund III Incorporated.

         HM Partners is the general partner of HM&Co. and, therefore, may be deemed to be the beneficial owner of the shares of Class B Common Stock owned of record by HM&Co. Mr. Hicks is the majority shareholder, a director and an executive officer of HM Partners and, therefore, may be deemed to be the beneficial owner of the shares of Class B Common Stock beneficially owned by HM Partners.

         DHB Partners is the sole general partner of each of Fund IV and Private Fund IV and, therefore, may be deemed to be the beneficial owner of the shares of Class B Common Stock owned of record by each of Fund IV and Private Fund IV. GP Partners LA is the sole general partner of each of DHB Partners and FOF Coinvestors and, therefore, may be deemed to be the beneficial owner of the shares of Class B Common Stock beneficially owned by DHB Partners and the shares of Class B Common Stock owned of record by FOF Coinvestors. LA Fund I Incorporated is the sole general partner of GP Partners LA and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by GP Partners IV. Mr. Hicks is the sole shareholder, sole director and an executive officer of LA Fund I Incorporated and, therefore, may be deemed to be the beneficial owner of the shares of Class B Common Stock beneficially owned by LA Fund I Incorporated.

         GP Partners IV is the sole general partner of each of HM4-EQ Coinvestors, HM4-P Coinvestors, and HM4-EN Coinvestors and, therefore, may be deemed to be the beneficial owner of the shares of Class B Common Stock owned of record by each of HM4-EQ Coinvestors, HM4-P Coinvestors, and HM4-EN Coinvestors. Fund IV LLC is the sole general partner of GP Partners IV and, therefore, may be deemed to be the beneficial owner of the shares of Class B Common Stock beneficially owned by GP Partners IV. Mr. Hicks is the sole member and an executive officer of Fund IV LLC and, therefore, may be deemed to be the beneficial owner of the shares of Class B Common Stock beneficially owned by Fund IV LLC.

         (2) Of the 18,122,110 shares of Class B Common Stock for which Fund III has shared voting and dispositive power, all of such shares are held of record by Fund III.

         (3) Of the 18,122,110 shares of Class B Common Stock for which HM3/GP Partners has shared voting and dispositive power, none of such shares are held of record by HM3/GP Partners and all of such shares are held of record by Fund

III. HM3/GP Partners is the sole general partner Fund III and, therefore, may be deemed to be the beneficial owner of the shares of Class B Common Stock owned of record by Fund III.

         (4) Of the 18,672,650 shares of Class B Common Stock for which GP Partners III has shared voting and dispositive power, none of such shares are held of record by GP Partners III, 18,122,110 of such shares are held of record by Fund III and, therefore, may be beneficially owned by HM3/GP Partners and 550,540 are held of record by HM3 Coinvestors. GP Partners III is the sole general partner of each of HM3/GP Partners and HM3 Coinvestors and, therefore, may be deemed to be the beneficial owner of the shares of Class B Common Stock beneficially owned by HM3/GP Partners and held of record by HM3 Coinvestors.

         (5) Of the 18,672,650 shares of Class B Common Stock for which Fund III Incorporated has shared voting and dispositive power, none of such shares are held of record by Fund III Incorporated and 18,122,110 of such shares are held of record by Fund III and, therefore, may be deemed to be beneficially owned by GP Partners III and 550,540 of such shares are held of record by HM3 Coinvestors and, therefore, may be deemed to be beneficially owned by GP Partners III. Fund III Incorporated is the sole general partner of GP Partners III and, therefore, may be deemed to be the beneficial owner of the shares of Class B Common Stock beneficially owned by GP Partners III.

         (6) Of the 550,540 shares of Class B Common Stock for which HM3 Coinvestors has shared voting and dispositive power, all of such shares are held of record by HM3 Coinvestors.

         (7) Of the 123,466 shares of Class B Common Stock for which HM&Co. has shared voting and dispositive power, all of such shares are held of record by HM&Co.

         (8) Of the 123,466 shares of Class B Common Stock for which HM Partners has shared voting and dispositive power, none of such shares are held of record by HM Partners and all of such shares are held of record by HM&Co. HM Partners is the general partner of HM&Co. and, therefore, may be deemed to be the beneficial owner of the shares of Class B Common Stock held of record by HM&Co.

         (9) Of the 127 shares of Class B Common Stock for which FOF Coinvestors has shared voting and dispositive power, all of such shares are held of record by FOF Coinvestors.

         (10) Of the 4,692,329 shares of Class B Common Stock for which Fund IV has shared voting and dispositive power, all of such shares are held of record by Fund IV.

         (11) Of the 31,562 shares of Class B Common Stock for which Private Fund IV has shared voting and dispositive power, all of such shares are held of record by Private Fund IV.

         (12) Of the 4,723,891 shares of Class B Common Stock for which DHB Partners has shared voting and dispositive power, none of such shares are held of record by DHB Partners, 4,692,329 of such shares are held of record by Fund IV and 31,562 of such shares are held of record by Private Fund IV. DHB Partners is the sole general partner of each of Fund IV and Private Fund IV and, therefore, may be deemed to be the beneficial owner of the shares of Class B Common Stock held of record by each of Fund IV and Private Fund IV.

         (13) Of the 4,724,018 shares of Class B Common Stock for which GP Partners LA has shared voting and dispositive power, none of such shares are held of record by DHB Partners, 4,692,329 of such shares are held of record by Fund IV, 31,562 of such shares are held of record by Private Fund IV, and 127 of such shares are held of record by FOF Coinvestors. GP Partners LA is the sole general partner of each FOF Coinvestors and DHB Partners and, therefore, may be deemed to be the beneficial owner of the shares of Class B Common Stock held of record by FOF Coinvestors and the shares of Class B Common Stock beneficially owned by DHB Partners.

         (14) Of the 4,724,018 shares of Class B Common Stock for which LA Fund I Incorporated has shared voting and dispositive power, none of such shares are held of record by LA Fund I Incorporated, 4,692,329 of such shares are held of record by Fund IV, 31,562 of such shares are held of record by Private Fund IV, and 127 of such shares are held of record by FOF Coinvestors. LA Fund I Incorporated is the sole general partner of GP Partners LA and, therefore, may be deemed to be the beneficial owner of the shares of Class B Common Stock beneficially owned by GP Partners LA.

         (15) Of the 72,820 shares of Class B Common Stock for which HM4-EQ Coinvestors has shared voting and dispositive power, all of such shares are held of record by HM4-EQ Coinvestors.

         (16) Of the 96,406 shares of Class B Common Stock for which HM4-P Coinvestors has shared voting and dispositive power, all of such shares are held of record by HM4-P Coinvestors.

         (17) Of the 13,016 shares of Class B Common Stock for which HM4-EN Coinvestors has shared voting and dispositive power, all of such shares are held of record by HM4-EN Coinvestors.

         (18) Of the 182,242 shares of Class B Common Stock for which GP Partners IV has shared voting and dispositive power, none of such shares are held of record by GP Partners IV, 72,820 of such shares are held of record by HM4-EQ Coinvestors, 96,406 of such shares are held of record by HM4-P Coinvestors, and 13,016 of such shares are held of record by HM4-EN Coinvestors. GP Partners IV is the sole general partner of each of HM4-EQ Coinvestors, HM4-P Coinvestors and HM4-EN Coinvestors and, therefore, may be deemed to be the beneficial owner of the shares of Class B Common Stock held of record by each of HM4-EQ Coinvestors, HM4-P Coinvestors and HM4-EN Coinvestors.

         (19) Of the 182,242 shares of Class B Common Stock for which Fund IV LLC has shared voting and dispositive power, none of such shares are held of record by Fund IV LLC, 72,820 of such shares are held of record by HM4-EQ Coinvestors, 96,406 of such shares are held of record by HM4-P Coinvestors, and 13,016 of such shares are held of record by HM4-EN Coinvestors. Fund IV LLC is the sole general partner of GP Partners IV and, therefore, may be deemed to be the beneficial owner of the shares of Class B Common Stock beneficially owned by GP Partners IV.

         Each of the Filing Parties expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares of Class A Common Stock covered by this Statement (or shares of Class B Common Stock) not owned by him or it of record.

         (c) See Item 4.

         (d) The right to receive dividends on, and proceeds from the sale of, the shares of Common Stock held of record by the applicable Filing Parties and beneficially owned by their respective sole general partners or members, as the case may be, described in paragraphs (a) and (b) above is governed by their respective limited partnership agreements and limited liability regulations, as applicable, of each of such entities, and such dividends or proceeds may be distributed with respect to numerous general and limited partnership or membership interests.

         (e)      Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

         Other than as set forth below in this Item 6, the rights to distributions, division of profits and other arrangements relating to the Company's securities owned of record by the applicable Filing Parties and their respective general and limited partners or members are governed exclusively by their respective limited partnership agreements and limited liability company regulations.

         Certain Filing Parties have the benefits of a Registration Rights Agreement by which such Filing Parties have the right to require the Company, on two occasions, to register with the Securities and Exchange Commission shares of the Class A Common Stock into which their shares of Class B Common Stock are convertible, subject to certain conditions. Such Filing Parties will also have an unlimited number of "piggy back" registration rights and will agree not to sell Class A Common Stock during any period beginning ten days prior and 180 days following any underwritten registration, unless the managing underwriter otherwise agrees. Under the Registration Rights Agreement, the Company will bear all registration expenses, other than underwriting discounts, commissions and fees and agrees to indemnify such Filing Parties against any liabilities that may result from their sale of Class A Common Stock.

Item 7.  Material to be Filed as Exhibits

1. Joint Filing Agreement by and among Thomas O. Hicks, Hicks, Muse, Tate & Furst Equity Fund III, L.P., HM3/GP Partners, L.P., Hicks Muse GP Partners III, L.P., Hicks Muse Fund III Incorporated, HM3 Coinvestors, L.P., Hicks, Muse & Co. Partners, L.P., HM Partners Inc., Hicks, Muse Fund IV, LLC, Hicks, Muse GP Partners IV, L.P., HM4-EQ Coinvestors, L.P., HM 4-P Coinvestors, L.P., HM 4-EN Coinvestors, L.P., Hicks, Muse Latin America Fund I Incorporated, Hicks, Muse GP Partners L.A., L.P., HM 1-FOF Coinvestors, L.P., DHB HM Partners, L.P., Hicks, Muse, Tate & Furst Equity Fund IV, L.P., and Hicks, Muse, Tate & Furst Private Equity Fund IV, L.P. dated July 15, 2002.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



July 15, 2002      By:                              *
                         -----------------------------------------------------
                         Thomas O. Hicks


                   *By:  /s/ David W. Knickel
                         -----------------------------------------------------
                         Name: David W. Knickel
                         Title: Attorney-in-fact

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 15, 2002       HICKS, MUSE, TATE & FURST EQUITY FUND III, L.P.

                    By:  HM3/GP Partners, L.P., its general partner

                    By:  Hicks Muse GP Partners III, L.P., its general
                         partner

                    By:  Hicks Muse Fund III Incorporated, its general partner

                    By:   /s/ David W. Knickel
                          --------------------------------------------
                          Name:  David W. Knickel
                          Title: Vice President and Treasurer

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 15, 2002     HM3/GP PARTNERS, L.P.

                  By:  Hicks Muse GP Partners III, L.P., its general
                       partner

                  By:  Hicks Muse Fund III Incorporated, its
                       general partner

                  By:   /s/ David W. Knickel
                        --------------------------------------------
                        Name:  David W. Knickel
                        Title: Vice President and Treasurer

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 15, 2002                   HICKS MUSE GP PARTNERS III, L.P.

                                By: Hicks Muse Fund III Incorporated, its general partner

                                By:   /s/ David W. Knickel
                                      ---------------------------------------
                                        Name:  David W. Knickel
                                        Title: Vice President and Treasurer

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 15, 2002                   HICKS MUSE FUND III INCORPORATED


                                By:   /s/ David W. Knickel
                                      ---------------------------------------
                                        Name:  David W. Knickel
                                        Title: Vice President and Treasurer

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 15, 2002                   HM3 COINVESTORS, L.P.

                                By:   Hicks Muse GP Partners III, L.P., its
                                      general partner

                                By:   Hicks Muse Fund III Incorporated, its
                                      general partner

                                By:   /s/ David W. Knickel
                                      ---------------------------------------
                                        Name:  David W. Knickel
                                        Title: Vice President and Treasurer

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 15, 2002      HICKS, MUSE & CO. PARTNERS, L.P.


                   By:   HM Partners Inc., its general partner


                   By:   /s/ David W. Knickel
                         -----------------------------------
                         Name:  David W. Knickel
                         Title: Vice President and Treasurer

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 15, 2002                      HM PARTNERS INC.


                                   By:   /s/ David W. Knickel
                                         -----------------------------------
                                         Name:  David W. Knickel
                                         Title: Vice President and Treasurer

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 15, 2002                      HICKS, MUSE FUND IV, LLC


                                   By:   /s/ David W. Knickel
                                         -----------------------------------
                                         Name:  David W. Knickel
                                         Title: Vice President and Treasurer

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 15, 2002                    HICKS, MUSE GP PARTNERS IV, L.P.

                                 By:      Hicks, Muse Fund IV, LLC, its
                                          general partner



                                   By:   /s/ David W. Knickel
                                         -----------------------------------
                                         Name:  David W. Knickel
                                         Title: Vice President and Treasurer

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 15, 2002                      HM4-EQ COINVESTORS, L.P.

                                   By:      Hicks, Muse GP Partners
                                            IV, L.P., its general partner

                                   By:      Hicks, Muse Fund IV, LLC,
                                            its general partner

                                   By:   /s/ David W. Knickel
                                         -----------------------------------
                                         Name:  David W. Knickel
                                         Title: Vice President and Treasurer

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 15, 2002                      HM 4-P COINVESTORS, L.P.

                                   By:      Hicks, Muse GP Partners
                                            IV, L.P., its general partner

                                   By:      Hicks, Muse Fund IV, LLC,
                                            its general partner


                                   By:   /s/ David W. Knickel
                                         -----------------------------------
                                         Name:  David W. Knickel
                                         Title: Vice President and Treasurer

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 15, 2002                      HM 4-EN COINVESTORS, L.P.

                                   By:      Hicks, Muse GP Partners
                                            IV, L.P., its general partner

                                   By:      Hicks, Muse Fund IV, LLC,
                                            its general partner

                                   By:   /s/ David W. Knickel
                                         -----------------------------------
                                         Name:  David W. Knickel
                                         Title: Vice President and Treasurer

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 15, 2002                    HICKS, MUSE LATIN AMERICA FUND I INCORPORATED


                                 By:   /s/ David W. Knickel
                                       -----------------------------------
                                       Name:  David W. Knickel
                                       Title: Vice President and Treasurer

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 15, 2002                      HICKS, MUSE GP PARTNERS L.A., L.P.

                                   By:      Hicks, Muse Latin America Fund I
                                            Incorporated, its general partner

                                   By:   /s/ David W. Knickel
                                         -----------------------------------
                                         Name:  David W. Knickel
                                         Title: Vice President and Treasurer

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 15, 2002                      HM 1-FOF COINVESTORS, L.P.

                                   By:      Hicks, Muse GP Partners L.A.,
                                            L.P., its general partner

                                   By:      Hicks, Muse Latin America Fund I
                                            Incorporated, its general partner

                                   By:   /s/ David W. Knickel
                                         -----------------------------------
                                         Name:  David W. Knickel
                                         Title: Vice President and Treasurer

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 15, 2002                      DHB HM PARTNERS, L.P.

                                   By:      Hicks, Muse GP Partners L.A.,
                                            L.P., its general partner

                                   By:      Hicks, Muse Latin America Fund I
                                            Incorporated, its general partner

                                   By:   /s/ David W. Knickel
                                         -----------------------------------
                                         Name:  David W. Knickel
                                         Title: Vice President and Treasurer

                                                       SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 15, 2002                   HICKS, MUSE, TATE & FURST EQUITY FUND IV, L.P.

                                By:      DHB HM Partners, L.P., its general
                                         partner

                                By:      Hicks, Muse GP Partners L.A.,
                                         L.P., its general partner

                                By:      Hicks, Muse Latin America Fund I
                                         Incorporated, its general partner

                                By:   /s/ David W. Knickel
                                      -----------------------------------
                                      Name:  David W. Knickel
                                      Title: Vice President and Treasurer

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 15, 2002               HICKS, MUSE, TATE & FURST PRIVATE EQUITY FUND IV,
                            L.P.

                            By:      DHB HM Partners, L.P., its general
                                     partner

                            By:      Hicks, Muse GP Partners L.A.,
                                     L.P., its general partner

                            By:      Hicks, Muse Latin America Fund I
                                     Incorporated, its general partner

                            By:   /s/ David W. Knickel
                                  -----------------------------------
                                  Name:  David W. Knickel
                                  Title: Vice President and Treasurer

                                  EXHIBIT INDEX

1. Joint Filing Agreement by and among Thomas O. Hicks, Hicks, Muse, Tate & Furst Equity Fund III, L.P., HM3/GP Partners, L.P., Hicks Muse GP Partners III, L.P., Hicks Muse Fund III Incorporated, HM3 Coinvestors, HM & Co. Partners, L.P., HM Partners Inc., Hicks, Muse Fund IV, LLC, Hicks, Muse GP Partners IV, L.P., HM4-EQ Coinvestors, L.P., HM 4-P Coinvestors, L.P., HM 4-EN Coinvestors, L.P., Hicks, Muse Latin America Fund I Incorporated, Hicks, Muse GP Partners L.A., L.P., HM 1-FOF Coinvestors, L.P., DHB HM Partners, L.P., Hicks, Muse, Tate & Furst Equity Fund IV, L.P., and Hicks, Muse, Tate & Furst Private Equity Fund IV, L.P. dated July 15, 2002.

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among all the undersigned that the
Schedule 13D filed on or about this date and any amendments thereto with respect to beneficial ownership by the undersigned of shares of Class A Common Stock, par value $.01 per share, of LIN TV Corp. is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934. This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


July 15, 2002   By:                      *
                        ------------------------------------
                        Thomas O. Hicks

               *By:   /s/ David W. Knickel
                      --------------------------------------
                      Name:  David W. Knickel
                      Title: Vice President and Treasurer

                HICKS, MUSE, TATE & FURST EQUITY FUND III, L.P.
                By:     HM3/GP Partners , L.P., its general partner
                By:     Hicks Muse GP Partners III, L.P., its general partner
                By:     Hicks Muse Fund III Incorporated, its general partner

                By:   /s/ David W. Knickel
                      -----------------------------------
                      Name:  David W. Knickel
                      Title: Vice President and Treasurer

                HM3/GP PARTNERS, L.P.
                By:     Hicks Muse GP Partners III, L.P., its general partner
                By:     Hicks Muse Fund III Incorporated, its general partner

                By:   /s/ David W. Knickel
                      -----------------------------------
                      Name:  David W. Knickel
                      Title: Vice President and Treasurer

                HICKS MUSE GP PARTNERS III, L.P.
                By:     Hicks Muse Fund III Incorporated, its general partner

                By:   /s/ David W. Knickel
                      -----------------------------------
                      Name:  David W. Knickel
                      Title: Vice President and Treasurer

                HICKS MUSE FUND III INCORPORATED

                By:   /s/ David W. Knickel
                      -----------------------------------
                      Name:  David W. Knickel
                      Title: Vice President and Treasurer

                HM3 COINVESTORS, L.P.
                By:     Hicks Muse GP Partners III, L.P., its general partner
                By:     Hicks Muse Fund III Incorporated, its general partner

                By:   /s/ David W. Knickel
                      -----------------------------------
                      Name:  David W. Knickel
                      Title: Vice President and Treasurer

                Hicks, Muse & CO. PARTNERS, L.P.
                By:     HM Partners Inc., its general partner

                By:   /s/ David W. Knickel
                      -----------------------------------
                      Name:  David W. Knickel
                      Title: Vice President and Treasurer

                HM PARTNERS INC.

                By:   /s/ David W. Knickel
                      -----------------------------------
                      Name:  David W. Knickel
                      Title: Vice President and Treasurer

                HICKS, MUSE FUND IV, LLC

                By:   /s/ David W. Knickel
                      -----------------------------------
                      Name:  David W. Knickel
                      Title: Vice President and Treasurer

                HICKS, MUSE GP PARTNERS IV, L.P.

                By:        Hicks, Muse Fund IV, LLC
                           its General Partner

                By:   /s/ David W. Knickel
                      -----------------------------------
                      Name:  David W. Knickel
                      Title: Vice President and Treasurer

                HM4-EQ COINVESTORS, L.P.

                By:        Hicks, Muse GP Partners IV, L.P.,
                           its General Partner

                By:        Hicks, Muse Fund IV, LLC
                           its General Partner

                By:   /s/ David W. Knickel
                      -----------------------------------
                      Name:  David W. Knickel
                      Title: Vice President and Treasurer

                HM 4-P COINVESTORS, L.P.

                By:        Hicks, Muse GP Partners IV, L.P.,
                           its General Partner

                By:        Hicks, Muse Fund IV, LLC
                           its General Partner

                By:   /s/ David W. Knickel
                      -----------------------------------
                      Name:  David W. Knickel
                      Title: Vice President and Treasurer

                HM4-EN COINVESTORS, L.P.

                By:        Hicks, Muse GP Partners IV, L.P.,
                           its General Partner

                By:        Hicks, Muse Fund IV, LLC
                           its General Partner

                By:   /s/ David W. Knickel
                      -----------------------------------
                      Name:  David W. Knickel
                      Title: Vice President and Treasurer

                HICKS, MUSE LATIN AMERICA FUND I INCORPORATED

                By:   /s/ David W. Knickel
                      -----------------------------------
                      Name:  David W. Knickel
                      Title: Vice President and Treasurer

                HICKS, MUSE GP PARTNERS L.A., L.P.

                By:        Hicks, Muse Latin America Fund I
                           Incorporated,
                           its General Partner

                By:   /s/ David W. Knickel
                      -----------------------------------
                      Name:  David W. Knickel
                      Title: Vice President and Treasurer

                HM 1-FOF COINVESTORS, L.P.

                By:        Hicks, Muse GP Partners L.A., L.P.,
                           its General Partner

                By:        Hicks, Muse Latin America Fund I
                           Incorporated,
                           its General Partner

                By:   /s/ David W. Knickel
                      -----------------------------------
                      Name:  David W. Knickel
                      Title: Vice President and Treasurer

                DHB HM PARTNERS, L.P.

                By:        Hicks, Muse GP Partners L.A., L.P.,
                           its General Partner

                By:        Hicks, Muse Latin America Fund I
                           Incorporated,
                           its General Partner

                By:   /s/ David W. Knickel
                      -----------------------------------
                      Name:  David W. Knickel
                      Title: Vice President and Treasurer

                HICKS, MUSE, TATE & FURST EQUITY FUND IV, L.P.

                By:        DHB HM Partners, L.P.,
                           its General Partner

                By:        Hicks, Muse GP Partners L.A., L.P.,
                           its General Partner

                By:        Hicks, Muse Latin America Fund I
                           Incorporated,
                           its General Partner

                By:   /s/ David W. Knickel
                      -----------------------------------
                      Name:  David W. Knickel
                      Title: Vice President and Treasurer

                HICKS, MUSE, TATE & FURST PRIVATE EQUITY FUND IV, L.P.

                By:        DHB HM Partners, L.P.,
                           its General Partner

                By:        Hicks, Muse GP Partners L.A., L.P.,
                           its General Partner

                By:        Hicks, Muse Latin America Fund I
                           Incorporated,
                           its General Partner

                By:   /s/ David W. Knickel
                      -----------------------------------
                      Name:  David W. Knickel
                      Title: Vice President and Treasurer